EXHIBIT 5
                                 April 15, 2003
Acquisition Media, Inc.
#388-145 Tyee Drive
Point Roberts, Washington 98281

Re: Acquisition Media, Inc.
Registration Statement on Form S-8 Business Consulting Plan

Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of the following:

o 285,000 shares issued to Bryan Dear pursuant to a written consulting agreement;
o 275,000 shares issued to D. Bruce Horton pursuant to a written consulting agreement;
o 150,000 shares issued to Rene Palsenbarg pursuant to a written consulting agreement;
o    115,000 shares issued to Randall Lanham, Esq., for legal services; and
o    150,000 shares issued to Bruce Bragagnolo, Esq., for legal services,

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the aforementioned plans and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of Acquisition Media, Inc.'s common stock.

I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/MC Law Group
MC Law Group